SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11

                                                                   Three Months Ended                  Nine Months Ended
                                                             September         September        September         September
                                                                 1995              1994             1995              1994


NET INCOME................................................     $7,995,000       $5,828,000       $21,286,000      $15,804,000

EARNINGS PER COMMON SHARE.................................           $.54             $.46             $1.45            $1.26

Weighted Average Common Shares
 Outstanding..............................................     14,804,000       12,716,000        14,722,000       12,568,000



PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENTS..............................................           $.54             $.45             $1.43            $1.23

Weighted Average Common and Common
 Equivalent Shares Outstanding............................     14,941,000       12,927,000        14,897,000       12,820,000

FULLY DILUTED PRIMARY EARNINGS
 PER COMMON AND COMMON
 SHARE EQUIVALENTS........................................           $.54             $.45             $1.43            $1.23

Weighted Average Common and Common
 Equivalent Shares Outstanding Assuming
 Full Dilution............................................     14,944,000       12,927,000        14,902,000       12,831,000

Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.